Exhibit 99.(n)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Registration Statement (Form N-2) and related Prospectus of Morgan Stanley India Investment Fund, Inc.

We also consent to the incorporation by reference into the Prospectus of our report, dated February 11, 2005, with respect to the financial statements of Morgan Stanley India Investment Fund, Inc. included in the Annual Report to Stockholders for the fiscal year ended December 31, 2004.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts
November 8, 2005